Exhibit C

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of October 21, 2021 (this “Agreement”), is entered into by and among BCP Raptor Holdco, LP, a Delaware limited partnership (“Raptor”), New BCP Raptor Holdco, LLC, a Delaware limited liability company (“New Raptor” and, together with Raptor, the “Raptor Parties”), Apache Midstream LLC, a Delaware limited liability company (“Holder”), and solely for purposes of Section 6.1, APA Corporation, a Delaware corporation (“Altus Sponsor”).

W I T N E S S E T H:

WHEREAS, Raptor, New Raptor, Altus Midstream LP, a Delaware limited partnership (the “Partnership”), and Altus Midstream Company, a Delaware corporation (the “Company”), are entering into a Contribution Agreement dated as of the date of this Agreement (the “Contribution Agreement”) pursuant to which Raptor and its Subsidiaries and BCP Raptor Holdco GP, LLC, a Delaware limited liability company, will become wholly owned Subsidiaries of the Partnership in exchange for newly issued Partnership limited partner units (“Altus LP Units”) and a corresponding number of newly issued shares of Class C common stock of the Company, on the terms and subject to the conditions of the Contribution Agreement (collectively, the “Transaction”);

WHEREAS, Holder is the Beneficial Owner (as defined below) of such number of securities set forth under its name on Schedule I hereto (the “Covered Securities”), which Covered Securities include shares of Class A common stock, par value $0.0001 per share, of the Company (the “Altus Parent Class A Shares”), shares of Class C common stock, par value $0.0001 per share, of the Company (the “Altus Parent Class C Shares”, and, together with the Altus Parent Class A Shares, collectively, the “Altus Parent Common Stock”), Altus LP Units, and warrants to purchase Altus Parent Class A Shares;

WHEREAS, concurrently with the execution and delivery of the Contribution Agreement, and as a condition and an inducement to the Raptor Parties entering into the Contribution Agreement, Holder is entering into this Agreement with respect to the Covered Securities; and

WHEREAS, Holder is willing, subject to the limitations herein, (i) not to Transfer (as defined below) any of its Covered Securities and (ii) to vote its shares of Altus Parent Common Stock in a manner so as to facilitate consummation of the Transaction and the other transactions contemplated by the Contribution Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

1.1 Definitions. This Agreement is the “Support Agreement” as defined in the Contribution Agreement. For purposes of this Agreement, the Company shall not be deemed an Affiliate of the Holder, and the Company and its Representatives are not Representatives of Holder. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Contribution Agreement.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

(b) “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

(c) “Transfer” means (i) any offer, pledge, sale, contract to sell, grant of any option, right or warrant to purchase, gift, assignment, distribution, hypothecation, pledge, encumbrance, grant of a security interest in, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right, or warrant to purchase, loan or other transfer or disposition of (including through any hedging or other similar transaction) any economic, voting, or other rights in or to Covered Securities, or other transfer or disposition of, directly or indirectly, Covered Securities, (ii) entrance into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of Beneficial Ownership of Covered Securities or that results in an amount of Covered Securities subject to Article III to be less than the amount of Covered Securities subject to Article III as of the date of this Agreement or (iii) any exchange or redemption of Altus LP Units and Altus Parent Class C Shares that constitute Covered Securities for Altus Parent Class A Shares pursuant to the Partnership Organizational Documents; provided, however, that no transaction permitted under Section 2.1(b) shall be deemed a “Transfer” for purposes of this Agreement.

ARTICLE II

AGREEMENT TO RETAIN COVERED SECURITIES

2.1 Transfer and Encumbrance of Covered Securities.

(a) From the date of this Agreement until the earlier of (i) the Closing Date or (ii) the termination of the Contribution Agreement pursuant to and in compliance with the terms thereof (such earlier date, the “Termination Date”), Holder shall not, with respect to any Covered Securities Beneficially Owned by Holder, (x) Transfer any such Covered Securities or (y) deposit any such Covered Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Covered Securities or grant any proxy (except as provided herein) or power of attorney with respect thereto.

(b) Notwithstanding Section 2.1(a), (i) Holder shall be free to sell in one or more registered offerings up to four (4) million shares of Company Class A Common Stock in the aggregate (and exchange Altus LP Units and Altus Parent Class C Shares for Altus Parent Class A Shares that will be sold in any such offering), provided that (A) Holder agrees to use at least $75 million of the first proceeds from such offerings for well drilling and completion activity at the Alpine High resource play within eighteen (18) months of the closing of the earliest of any such offerings; provided, that Holder shall be credited for any reasonably documented investment by

Altus Sponsor or its Affiliates (other than the Company and its Subsidiaries) in well drilling and completion activity at the Alpine High resource play incurred after the date hereof, which credit shall reduce the foregoing $75 million obligation dollar-for-dollar and (B) with respect to each such offering that is not an underwritten offering, Holder shall use commercially reasonable efforts to sell such shares of Class A Common Stock to no fewer than eight (8) unaffiliated Persons and (ii) Holder shall be free to exchange or redeem Altus LP Units and Altus Parent Class C Shares for Altus Parent Class A Shares pursuant to the Partnership’s Organizational Documents; provided, that any such exchange or redemption prior to Closing shall be subject to the Share Settlement (as defined in the Partnership’s Organizational Documents) and not the Cash Settlement (as defined in the Partnership’s Organizational Documents).

(c) Any Covered Securities that are Transferred in accordance with Section 2.1(b)(i) shall not be subject to the terms and conditions of this Agreement following such Transfer and shall cease to be Covered Securities, and upon such Transfer the proxy granted by Holder in Article III with respect to such Covered Securities so Transferred in accordance with Section 2.1(b)(i) shall be automatically revoked. For the avoidance of doubt, any Altus Parent Class A Shares that are issued pursuant to Section 2.1(b)(ii) shall continue to be subject to the terms and conditions of this Agreement following such Transfer and shall continue to be Covered Securities.

2.2 Additional Purchases; Adjustments. Holder agrees that any shares of Altus Parent Common Stock of the Company that Holder purchases or otherwise acquires (including as a result of the exercise of the warrants exercisable for Altus Parent Class A Shares set forth under Holder’s name on Schedule I hereto) or with respect to which Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Covered Securities as of the date of this Agreement, and Holder shall promptly notify the Company of the existence of any such after acquired Covered Securities. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Covered Securities, the terms of this Agreement shall apply to the resulting securities and they shall be deemed to be Covered Securities.

2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Covered Securities in violation of this Article II shall, to the fullest extent permitted by Applicable Law, be null and void ab initio. In furtherance of the foregoing, Holder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Covered Securities; provided that such stop transfer order shall be removed with respect to any Transfer permitted under this Agreement. If any involuntary Transfer of any of Holder’s Covered Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

ARTICLE III

AGREEMENT TO VOTE

3.1 Agreement to Vote. Prior to the Termination Date, but subject to Section 3.2, Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause all of the shares of Altus Parent Common Stock that constitute Covered Securities to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all of the shares of Altus Parent Common Stock that constitute Covered Securities:

(a) in favor of approving any matters necessary for the consummation of the transactions contemplated by the Contribution Agreement (the “Transaction Matters”); and

(b) against (i) any agreement, transaction or proposal that relates to a Company Competing Proposal, without regard to the terms of such Company Competing Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Contribution Agreement or in competition or inconsistent with the Transaction or matters contemplated by the Contribution Agreement; (ii) any action, agreement or transaction that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Contribution Agreement or of Holder contained in this Agreement; (iii) any action or agreement that would reasonably be expected to result in (x) any condition to the consummation of the Transaction set forth in Article VI or Article VII of the Contribution Agreement not being fulfilled or (y) any change to the voting rights of any class of shares of capital stock of the Company (including by any amendments to the Company’s Organizational Documents other than, for the avoidance of doubt, any amendments contemplated by the Contribution Agreement); and (iv) any other action, agreement or transaction that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the Transaction Matters.

(c) Any attempt by Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) the Covered Securities in contravention of this Section 3.1 and Section 3.2 shall be null and void ab initio. If Holder is the Beneficial Owner, but not the holder of record, of any shares of Altus Parent Common Stock, Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such shares of Altus Parent Common Stock in accordance with this Section 3.1 and Section 3.2.

3.2 Change in Company Recommendation. Notwithstanding anything to the contrary herein, in the event that the Company Board makes a Company Change of Recommendation in accordance with Section 5.9(e) of the Contribution Agreement (the “Trigger Event”), the obligations of Holder under Section 3.1 above shall be modified such that the number of shares of Altus Parent Common Stock voted by Holder in accordance with Section 3.1 above that Holder must vote as set forth in Section 3.1(a) shall be equal to the sum of (rounded up to the nearest whole share):

(a) The number of shares of Altus Parent Common Stock that constitute Covered Securities that would represent as of the time of the Trigger Event thirty-five percent (35%) of the aggregate voting power of the outstanding shares of Altus Parent Common Stock entitled to vote thereon; plus

(b) The number of shares of Altus Parent Common Stock that constitute Covered Securities the aggregate voting power of which, as a percentage of the aggregate voting power of all shares of Altus Parent Common Stock that constitute Covered Securities not covered by subsection (a) of this Section 3.2, is equal to the Proportionate Percentage. The term “Proportionate Percentage,” for purposes of this Agreement, means the percentage of aggregate voting power with respect to all shares of Altus Parent Common Stock voted by stockholders of the Company (excluding Holder) either in favor of or against approving the Transaction Matters, voting in favor of approving the Transaction Matters. For example, if fifty percent of the total aggregate voting power with respect to all shares of Altus Parent Common Stock voted by stockholders of the Company (excluding Holder) either to approve or reject the Transaction Matters votes to approve the Transaction Matters, Holder must vote fifty percent of the aggregate voting power represented by all shares of Altus Parent Common Stock that constitute Covered Securities not covered by subsection (a) of this Section 3.2 to approve the Transaction Matters and the remaining fifty percent shall be subject to Section 3.2(c).

(c) Following a Trigger Event, Holder shall be entitled to vote any shares of Altus Parent Common Stock that constitute Covered Securities that are not covered in Section 3.2(a) or Section 3.2(b) (i.e., such shares that are not subject to the voting obligations of Holder under Section 3.1) in its sole discretion with respect to the Transaction Matters, including to abstain from voting on any such matter. All other Parties to this Agreement hereby waive any claims, demands or other causes of action it may have against Holder with respect to the voting (or abstention of voting) on Transactional Matters by the Holder in accordance with the first sentence of this Section 3.2(c).

3.3 Proxy. Holder hereby irrevocably appoints as its proxy and attorney-in-fact, Raptor and any person designated in writing by Raptor, each of them individually, with full power of substitution and resubstitution, to consent to or vote the Covered Securities as required by Sections 3.1 and 3.2 above; provided, that, for the avoidance of doubt, this proxy shall be limited to the matters described in Sections 3.1 and 3.2 above and shall not apply to any other matter for which Holder is entitled to vote any shares of Altus Parent Common Stock. Holder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by Holder with respect to the Covered Securities (and Holder hereby represents that any such proxy is revocable). The proxy granted by Holder shall be automatically revoked immediately following the conclusion of any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) concerning the Transaction Matters at which the Covered Securities have been voted as required by Sections 3.1 and 3.2 above and Raptor may further terminate this proxy at any time at its sole election by written notice provided to Holder.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Waiver of Litigation. Holder agrees not to commence, join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against any Raptor Party or the Company or any of their respective Affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this

Agreement or the Contribution Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Contribution Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the Company Board in connection with the negotiation and entry into the Contribution Agreement or the transactions contemplated thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

4.2 Further Assurances. Holder agrees that from and after the date of this Agreement and until the Termination Date, Holder shall take no action that would or would reasonably be likely to materially adversely affect or delay the ability to perform its respective covenants and agreements under this Agreement. In connection with the Closing, Holder agrees to execute and deliver to the Company counterparts of all agreements reasonably necessary to consummate the Transaction (other than the Reorganization) in the manner specified in the Contribution Agreement or that are expressly contemplated to be executed by Holder in the Contribution Agreement, including the Second A&R Registration Rights Agreement and the Third A&R LP Agreement, in each case upon delivery of executed counterparts of the other parties thereto, as applicable.

4.3 Fiduciary Duties. Holder is entering into this Agreement solely in its capacity as the record or Beneficial Owner of the Covered Securities and nothing herein is intended to or shall limit or affect any actions taken by any of Holder’s designees serving in his or her capacity as a director of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by Holder’s designees serving as a director of the Company (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDER

5.1 Representations and Warranties. Holder hereby represents and warrants as follows:

(a) Ownership. Subject to Section 2.1(b)(i), Holder has, with respect to the Covered Securities, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, and agree to all of the matters set forth in this Agreement. The Covered Securities set forth under its name on Schedule I hereto constitute all of the shares of Altus Parent Common Stock owned of record or beneficially by Holder as of the date of this Agreement. Other than this Agreement and the Partnership Organizational Documents, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which Holder is a party obligating Holder to Transfer or cause to be Transferred to any person any of the Covered Securities and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Covered Securities.

(b) Organization; Authority. Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Holder and (assuming due authorization, execution and delivery by the Raptor Parties) constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and no other action is necessary to authorize the execution and delivery by Holder or the performance of Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by Holder of this Agreement will not (i) violate any provision of any Law applicable to Holder; (ii) violate any order, judgment or decree applicable to Holder or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which Holder or any of its Affiliates is a party or any term or condition of its certificate of formation or limited liability company agreement, or certificate of incorporation or corporate bylaws, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by Holder of this Agreement does not, and the performance of Holder’s obligations hereunder will not, require Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(e) Absence of Litigation. To the knowledge of Holder, as of the date of this Agreement, there is no Proceeding pending against, or threatened in writing against Holder that would prevent the performance by Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Contribution Agreement, including the Transaction, on a timely basis.

(f) Absence of Other Voting Agreements. Other than pursuant to Permitted Encumbrances, none of the Covered Securities is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement, except as disclosed in the Company SEC Documents and as contemplated by this Agreement. None of the Covered Securities is subject to any pledge agreement pursuant to which Holder does not retain sole and exclusive voting rights with respect to the Covered Securities subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

ARTICLE VI

MISCELLANEOUS

6.1 Other Covenants.

(a) No Solicitation. Each of Holder and Altus Sponsor agrees that it will not, and will cause its Subsidiaries and their respective officers and directors not to, and will use their respective reasonable best efforts to cause its and their other Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) – (iv) of Section 5.9(b) of the Contribution Agreement (giving effect to any amendment or modification of such clauses after the date of this Agreement approved in accordance with the Contribution Agreement). Each of Holder and Altus Sponsor shall, and shall cause its Subsidiaries and their respective officers and directors to, and shall use their respective reasonable best efforts to cause its and their other Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations conducted before the date of this Agreement with any Person other than the Raptor Parties with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Competing Proposal. In addition, each of Holder and Altus Sponsor agrees to be subject to Section 5.9(c) of the Contribution Agreement (giving effect to any amendment or modification of such section after the date of this Agreement approved in accordance with the Contribution Agreement) as if Holder or Altus Sponsor, as applicable, were “the Company” thereunder. Each of Holder and Altus Sponsor further agrees that it will not, and will cause its Affiliates not to, directly or indirectly, modify, alter or amend, or offer or agree to, directly or indirectly, modify, alter or amend, any contract with the Company or any of its Subsidiaries to facilitate a Company Competing Proposal; provided, however, that, for purposes of this sentence, Affiliates shall not include the Company or the Company Subsidiaries.

(b) Employee Matters. Each of Holder and Altus Sponsor agrees that it will, and will cause its Affiliates to, and will use reasonable best efforts to cause its and their Representatives to, comply with the covenants in Section 5.4(c)(xiv) and Section 5.13 of the Contribution Agreement (i) applicable to Altus Sponsor as if Holder and Altus Sponsor were parties thereto and (ii) applicable to the Company as if Holder and Altus Sponsor were “the Company” thereunder; provided, that such covenants shall only be deemed to apply in respect of the Company-Related Employees.

(c) Compliance. Altus Sponsor agrees that it shall cause Holder to comply with the provisions of this Agreement in all respects.

(d) Trademark Assignment. On or before the Closing, Altus Sponsor shall cause Apache Corporation, a Delaware corporation (“Apache Corporation”) to (i) execute and deliver a Trademark Assignment in substantially the form attached hereto as Annex A (the “Trademark Assignment”) pursuant to which Apache Corporation assigns to the Company certain marks listed in Exhibit A thereto, and (ii) record the fully executed Trademark Assignment in the United States Patent and Trademark Office and any applicable foreign trademark authority.

(e) COMA. Altus Sponsor (i) agrees that it shall, or shall cause its Affiliates to, deliver the termination notice, effective as of the Closing, contemplated by Section 9.2(b) of that certain Construction, Operations and Maintenance Agreement, dated as of November 9, 2018, by and between Apache Corporation and the Company (the “COMA”) and shall cause the termination of the April 23, 2019 letter from Apache Corporation to the Company regarding Waiver of Direct G&A Costs Under the Construction, Operations, and Maintenance Agreement (together with the COMA, the “COMA Documents”) effective as of the Closing, and subsequent to such termination, neither the Company, the Partnership nor any of their respective Subsidiaries shall have any liability under the COMA Documents except for unpaid fees incurred by the Company, the Partnership or any of their respective Subsidiaries for services performed by Altus Sponsor, Apache Corporation, or their respective Affiliates prior to the Closing, and (ii) acknowledges and agrees that, from and after the Closing, the provisions of Section 5.13 and Section 5.15 of the Contribution Agreement will supersede any prior agreement or understanding under the COMA Documents with respect to the matters contemplated by Section 5.13 and Section 5.15 of the Contribution Agreement.

6.2 Termination. This Agreement, and all obligations of any party pursuant to this Agreement, shall terminate on the Termination Date and this Agreement shall become void and of no further force or effect. Neither the provisions of this Section 6.2 nor the termination of this Agreement shall relieve any party hereto from any liability to any other party arising out of or in connection with a Knowing and Intentional Breach of this Agreement. Nothing in the Contribution Agreement shall relieve Holder or Altus Sponsor from any liability arising out of or in connection with a Knowing and Intentional Breach of this Agreement.

6.3 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

if to Holder or Altus Sponsor, to:

Apache Midstream LLC

One Post Oak Central, 2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Ben C. Rodgers

E-mail: ben.rodgers@apachecorp.com

With a copy (which shall not constitute notice) to:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Jason Jean

E-mail: jason.jean@bracewell.com

and to:

Apache Midstream LLC

One Post Oak Central, 2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Legal Department

and, if to a Raptor Party, to:

BCP Raptor Holdco, LP

2700 Post Oak Blvd., Suite 300

Houston, Texas

Attention: General Counsel

E-mail: contractadmin@eagleclawmidstream.com

With copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider; Douglas E. McWilliams

E-mail: kfullenweider@velaw.com; dmcwilliams@velaw.com

6.4 Amendment; Waiver.

(a) This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties.

(b) No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in any other instances. No failure by any party to exercise, and no delay by any party in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof

6.5 Counterparts; Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Each party acknowledges that it and the other parties may execute this Agreement by facsimile or pdf signature. Each party expressly adopts and confirms each such facsimile or pdf signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually, and agrees that at the reasonable request of the other parties at any time it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

6.6 Assignment and Binding Effect. No party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other parties, and any such attempted assignment, delegation or transfer shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, permitted transferees and permitted assigns. Except as expressly set forth in the prior sentence, (a) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any party hereto or any of their Affiliates and (b) no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other party hereto.

6.7 Entire Agreement. This Agreement (including the schedule hereto) and the provisions incorporated by reference herein from the Contribution Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the parties with respect to such subject matter. No agreements or understandings exist among the parties other than those set forth or referred to herein.

6.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, such provision shall be construed by limiting and reducing it so that such provision is valid, legal, and fully enforceable while preserving to the greatest extent permissible the original intent of the parties; the remaining terms and conditions of this Agreement shall not be affected by such alteration.

6.9 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

6.10 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR RESULTING FROM THIS AGREEMENT, OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

(c) THE PARTIES HEREBY AGREE THAT ANY PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER RELATING TO, ARISING OUT OF OR RESULTING FROM OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IF SUCH COURT DOES NOT HAVE JURISDICTION, IN ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE ONLY, AND THAT ANY CAUSE OF ACTION RELATING TO, ARISING OUT OF OR RESULTING FROM THIS AGREEMENT SHALL BE DEEMED TO HAVE ARISEN FROM A TRANSACTION OF BUSINESS IN THE STATE OF DELAWARE. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH PROCEEDING THAT IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH ACTION MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Proceeding by the delivery of a copy thereof in accordance with the provisions of Section 6.3 or in such other manner as may be permitted by law.

6.11 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Transaction Matters are consummated.

6.12 Non-Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

6.13 Injunctive Relief. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 6.2, it is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this

Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.13, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Applicable Law or in equity. Each party accordingly agrees (a) the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies under Applicable Law, all in accordance with the terms of this Section 6.13. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any party hereto brings a Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such Proceeding.

6.14 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in either Raptor Party any direct or indirect ownership or incidence of ownership of or with respect to the Covered Securities. All rights, ownership and economic benefits of and relating to the Covered Securities shall remain vested in and belong to Holder, and the Raptor Parties shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Holder in the voting or disposition of any Covered Securities, except as otherwise expressly provided herein.

6.15 Disclosure. Holder consents to and authorizes the publication and disclosure by the Company and the Raptor Parties of Holder’s identity and holding of Covered Securities, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement, any filings on Schedule 13D under the Exchange Act and any other disclosure document required in connection with the Contribution Agreement and the Transaction Matters.

6.16 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the “knowledge” of Holder means the actual knowledge of any officer of Holder after due inquiry.

6.17 Waiver of Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY UNRECOVERABLE DAMAGES (WHICH, FOR CLARITY, SHALL HAVE THE MEANING ASCRIBED TO SUCH TERM IN THE CONTRIBUTION AGREEMENT).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

APACHE MIDSTREAM LLC

By:	/s/ Stephen J. Riney
Name:	Stephen J. Riney
Title:	Executive Vice President and Chief Financial Officer

BCP RAPTOR HOLDCO, LP

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	Chief Executive Officer, President and Chief Financial Officer

NEW BCP RAPTOR HOLDCO, LLC

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	Chief Executive Officer, President and Chief Financial Officer

And solely for purposes of Section 6.1:

APA CORPORATION

By:	/s/ Stephen J. Riney
Name:	Stephen J. Riney
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Voting and Support Agreement]

Schedule I

Number of Shares Beneficially Owned

Apache Midstream LLC:

Altus Parent Class A Shares: 365,651

Altus Parent Class C Shares: 12,500,000

Warrants to purchase 159,107 Altus Parent Class A Shares

Altus LP Units: 12,500,000